Staff Ethics and Personal Share Dealing
10.1	Fiduciary Duty

10.1.1	As a fiduciary, Invesco owes an undivided duty of loyalty to its clients. It is Invesco’s policy that all employees conduct themselves so as to avoid not only actual conflicts of interest with Invesco clients, but also that they refrain from conduct which could give rise to the appearance of a conflict of interest that may compromise the trust that clients have placed in Invesco.

10.1.2	The personal securities transactions of all employees must be conducted in accordance with the following general principles:
(a)	There is duty at all times to place the interests of Invesco clients first and foremost;

(b)	All personal securities transactions be conducted in a manner consistent with these rules and in such a manner as to avoid any actual, potential or appearance of a conflict of interest or any abuse of an employee’s position of trust and responsibility; and

(c)	Employees should not take inappropriate advantage of their positions.
10.1.3	Invesco’s policy is to avoid conflicts and, where they unavoidably occur, to resolve them in a manner that clearly places our clients’ interests first.

10.1.4	A copy of the INVESCO LTD. Insider Dealing Policy & Social Media Policy are attached as Appendix 10.8 & 10.9 respectively.

10.1.5	The policy on personal securities transactions is set out under the following headings:
(i)	Definitions

(ii)	Prohibited Personal Transactions

(iii)	Transactions Exempt from Personal Share Dealing Rules

(iv)	Transactions Exempt from Authorisation

(v)	Permitted Transactions Requiring Authorisation and Reporting

(vi)	Procedures for Authorisation and Placing Orders

(vii)	Procedures for Reporting

(viii)	Restrictions on Investing

(ix)	Dealing in Invesco Ltd

(x)	Dealing in Invesco Funds/non Invesco Funds
10.2	Definitions

10.2.1	“Business Associate” shall mean any person or organisation that provides services to Invesco, that may do business or is being solicited to do business with Invesco or that is associated with an organisation that does or seeks to do business with Invesco.

10.2.2	“High Quality Short-Term Debt Instrument” means, but is not limited to, bankers’ acceptances, bank certificates of deposit, commercial paper and repurchase agreements; and means any instrument having a maturity at issuance of less than 366 days..

10.2.3	“Security” includes stock, notes, bonds, debentures and other evidences of indebtedness (including loan participation’s and assignments), limited partnership interests, investment contracts, and all derivative instruments, such as options and warrants.

10.2.4	“Related Accounts” means:
(a)	accounts held by (or for the benefit of) an employee’s spouse, significant other, or any minor children;

(b)	accounts for which the employee has or shares, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise;
(i)	voting power (which includes power to vote, or to direct the voting of, a security), or

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Staff Ethics and Personal Share Dealing
(ii)	investment power (which includes the power to dispose, or to direct the disposition) of a security; or
(c)	accounts held by any other person to whose support the employee materially contributes or in which, by reason of any agreement or arrangement, the employee has or shares benefits substantially equivalent to ownership, including, for example:
(i)	arrangements (which may be informal) under which the employee has agreed to share the profits from an investment, and

(ii)	accounts maintained or administered by the employee for a relative (such as children or parents) who do not share his/her home.
(d)	accounts in which the employees hold beneficial interest

(e)	Families include husbands and wives, significant other, sons and daughters and other immediate family only where those persons take part in discussion or passing on of investment information.

(f)	All Invesco employees or members of his family only insofar as the Invesco employee controls or influences the investment decision are subject to the Invesco Code
10.2.5	Non-Discretionary Account shall mean an account where an employee is deemed to have “no direct or indirect influence or control” over an account i.e.:
(a)	investment discretion for such account has been delegated in writing to an independent fiduciary and such investment discretion is not shared with the employee, or decisions for the account are made by a family member or significant other and not by, or in connection with, the employee;

(b)	the employee (and, where applicable, the family member or significant other) certifies in writing that he or she has not and will not discuss any potential investment decisions with such independent fiduciary or household member; and

(c)	the Compliance Department has determined that the account satisfies the foregoing requirements.
10.2.6	“Pre-Clearance Officer” is the Head of Compliance or his deputy.

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Staff Ethics and Personal Share Dealing
10.3	Prohibited Personal Transactions

10.3.1	Privately Issued Securities. Employees may not purchase or permit a Related Account to purchase or acquire any privately-issued securities, other than in exceptional cases where such investment is part of a family-owned and operated business venture that would not be expected to involve an investment opportunity of interest to any Invesco client.

10.3.2	Short Selling. An employee may not, sell short a security unless this is specifically related to personal taxation issues. Requests for exceptions should be made to the local Head of Compliance.

10.3.3	Futures. Employees may not write, sell or buy exchange-traded futures, synthetic futures, swaps and similar non-exchange traded instruments.

10.3.4	Deminimus transactions. An employee may request permission to buy or sell a security which would otherwise be the subject of the Blackout restrictions (10.10.1) if that security is so liquid that the transaction would not affect the price per share so that there is no disadvantage to any Invesco client transaction. Transaction unit size or cost should be considered by the local Head of Dealing and Chief Investment Officer.

10.3.5	The local Head of Compliance may in rare instances grant exceptions from these trading restrictions upon written request. Employees must demonstrate hardship or extraordinary circumstances.

10.4	Transactions Exempt From Personal Dealing Rules

The following types of share dealing transactions do not need to be approved or reported.

Non Invesco Funds
(a)	authorised non-Invesco managed investment schemes excluding REITs & ETFs.
Direct Government Obligations
(b)	Securities which are direct obligations of the country in which the employee is a resident (e.g., US treasuries for US residents/UK treasuries for UK residents);
Short Term Debt
(c)	High quality short-term debt instruments;
Retirement Fund
(d)	member choice pension scheme.
10.5	Transactions Exempt From Authorisation & Short Term Trading Rules

10.5.1	The following types of personal share dealing transactions are exempt from approval & Short Term Trading Rules as stated in Section 10.10.4
(a)	Investments in the debt obligations of Federal agencies or of state and municipal governments or agencies.

(b)	Transactions which are non-intentional on the part of the employee (e.g., receipt of securities pursuant to a stock dividend or merger bonus issues).

(c)	Purchases of the stock of a company pursuant to an automatic dividend reinvestment plan or an employee stock purchase plan sponsored by such company.

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